                             CHAPMAN AND CUTLER LLP
                             111 West Monroe Street,
                          Chicago, Illinois 60603-4080



                                October 29, 2004


Nuveen Investment Trust
333 West Wacker Drive
Chicago, Illinois 60606-1286

     Re:                     Nuveen Investment Trust
                             -----------------------

Gentlemen:

     We have served as counsel for the Nuveen Investment Trust (the "Fund"), which proposes to offer and sell shares of various classes of its series, the Nuveen Large-Cap Value Fund, Nuveen Balanced Stock and Bond Fund, Nuveen Balanced Municipal and Stock Fund and Nuveen NWQ Multi-Cap Value Fund (collectively, the "Shares") in the manner and on the terms set forth in Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A filed on October 29, 2004 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended.

     In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinions of Bingham McCutchen LLP issued to the Fund or counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     The Shares of the Fund may be legally and validly issued from time to time in accordance with the Fund's Declaration of Trust dated May 6, 1996, the Fund's By-Laws, the Fund's Amended Designation of Series, the Fund's Establishment and Designation of Classes, the Fund's Amended Establishment and Designation of Classes, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per share and such Shares, when so issued and sold, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

Nuveen Investment Trust
October 29, 2004
Page 2

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-03715) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                        Respectfully submitted,

                                        /s/ Chapman and Cutler LLP
                                        CHAPMAN AND CUTLER LLP